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                                                                       EXHIBIT 2


                              Chrysler Corporation
                              1000 Chrysler Drive
                       Auburn Hills, Michigan 48326-2766


                                                                February 8, 1996


  Mr. Kirk Kerkorian
  c/o Tracinda Corporation
  4835 Koval Lane
  Las Vegas, Nevada 89109


                     STANDSTILL AND SETTLEMENT AGREEMENTS

  Dear Mr. Kerkorian:

          Chrysler Corporation ("Chrysler" or the "Company") has advised you as follows (references herein to the Kerkorian Group being to yourself, Tracinda Corporation, ("Tracinda") your and Tracinda's affiliates, Lee A. Iacocca ("Iacocca") and Alfred Boyer (together, the "Kerkorian Group"):

            (a) Chrysler's Board of Directors is electing James D. Aljian as a director of Chrysler at the February 8, 1996 meeting of its Board Directors, it being understood that Mr. Aljian will abide by the standards of conduct and loyalty applicable to all Chrysler directors;

            (b) Chrysler is announcing an increase in its share repurchase program for 1996 to a total of $2.0 billion and a share repurchase program for 1997 of $1.0 billion, such repurchases in all cases to be subject to market and general economic conditions;

            (c) The Chrysler Board has reaffirmed its policy of returning to shareholders, through share repurchases or dividends, cash which is generated by the Company's operations or realized from sales of non-automotive and other assets noted below and is in excess of the Company's cash reserve target and is not to be utilized in its core automotive business;

            (d) The Chrysler Board also has indicated that it will continue to review periodically Chrysler's current long-term cash reserve target of $7.5 billion and
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  its cash reserve policy in light of changing business and economic conditions and the objective of keeping the Company globally competitive, especially during cyclical downturns;

            (e) Chrysler has also indicated that it will also continue to pursue the sale of non-automotive assets, including its defense and rental car subsidiaries and non-essential assets at Chrysler Financial Corporation, subject to the exercise by the respective Boards of Directors of Chrysler and its subsidiaries of their fiduciary duties; and

            (f) The Chrysler Board is adopting today by-laws reflecting existing Board policies restricting the issuance of blank check preferred stock (as previously agreed with CREF) and restricting greenmail, in the forms attached hereto as Exhibits A and B. A copy of Chrysler's press release with respect to the foregoing matters is attached as Exhibit C.

          In light of the foregoing and the consideration reflected below, Chrysler, on the one hand, and Tracinda and you, on the other hand, agree as follows:

            (a) DISENGAGEMENT OF KERKORIAN ADVISORS. Tracinda will terminate, within 30 days from the date of this agreement, except for the continuance of monetary and indemnification obligations of Tracinda in accordance with the terms of such arrangements summarized in the Kerkorian Group's Schedule 13D, all of its arrangements, as the same relate to Chrysler, with its financial, corporate governance, and proxy solicitation advisors, such terminations to be solely at Kerkorian's cost and expense;

            (b) STANDSTILL AGREEMENT. Chrysler, you and the Tracinda are entering into the Standstill Agreement attached hereto as Exhibit D;

            (c) LITIGATION SETTLEMENT AGREEMENT. Chrysler, you, Tracinda and Iacocca are entering into the Litigation Settlement Agreement attached hereto as Exhibit E, under which, among other things, Iacocca is releasing his stock option and stock appreciation rights claims against Chrysler, is withdrawing from the Kerkorian Group, is terminating all his agreements with Tracinda and is entering into a standstill agreement with Chrysler, and for Chrysler to make a payment of $21.0

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  million, less applicable withholding tax, to Iacocca, and

            (d) PUBLIC ANNOUNCEMENTS. Chrysler and you are issuing statements regarding the matters outlined herein in the forms attached hereto as Exhibit
  F. The statement by you expresses your support of Chrysler's management and business strategy. Neither Chrysler nor Tracinda or you will make any public statements that disparage the other.

          If the foregoing correctly sets forth our understanding, please execute the enclosed copy of this letter and return the same to the undersigned.

                                        Very truly yours,


                                        CHRYSLER CORPORATION

                                        By _______________

  Agreed on February __, 1996


  -----------------------
  KIRK KERKORIAN


  TRACINDA CORPORATION

  By
     ----------------

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